                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 14)

                         Electronic Data Systems Corp.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                                     Common
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                           285661 99 7 - Restricted
                           285661 10 4 - Unrestricted
                ---------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (Continued on following pages(s))

                              Page 1 of 5 Pages

CUSIP No. 285661997 - Restricted      13G                       Page 2   of   5
      N0. 285661104 - Unrestricted

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       NAME OF REPORTING PERSON
1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       (1) U.S. Trust Corporation*                                   13-2927955
       (2) United States Trust Company of New York                   13-5459866

       * - U.S. Trust Corporation is a wholly-owned direct subsidiary of The Charles Schwab Corporation. Each entity files reports completely separate and independent from the other. Correspondingly, neither entity shares with the other either any information and/or power with respect to either the voting and/or disposition of the securities reported by each.
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       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2
       N/A                                                             (a) [ ]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
       SEC USE ONLY
3

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       CITIZENSHIP OR PLACE OF ORGANIZATION
4
       New York
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                       SOLE VOTING POWER
                    5
                             - 0 -
       NUMBER OF
                    ------------------------------------------------------------
        SHARES         SHARED VOTING POWER
     BENEFICIALLY   6       44,523,652 - Restricted
       OWNED BY              2,389,500 - Unrestricted
         EACH
                    ------------------------------------------------------------
       REPORTING       SOLE DISPOSITIVE POWER
        PERSON      7
         WITH                - 0 -

                    ------------------------------------------------------------
                       SHARED DISPOSITIVE POWER
                    8
                             See 6

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       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
                             See 6

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       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
            N/A

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       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            9.56 - Restricted
            0.51 - Unrestricted

--------------------------------------------------------------------------------
       TYPE OF REPORTING PERSON
12
       (1) HC
       (2) BK
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                        Issuer
                        ------
                        Electronic Data Systems Corp.

Item 1 (b)              Address of Issuer's Principal Executive Offices:
                        ------------------------------------------------
                        5400 Legacy Drive
                        Plano, TX 75024

Item 2 (a)              Name of Person Filing:
                        ---------------------
                        U.S. Trust Corporation
                        U.S. Trust Company of New York


Item 2 (b)              Address or Principal Place of Business:
                        ---------------------------------------

                        114 West 47th Street
                        New York, N.Y. 10036

Item 2 (c)              Citizenship:

                        New York
Item 2 (d)              Title of Class of Securities:
                        ----------------------------

                        Common

Item 2 (e)              CUSIP Number:

                        285661997 - Restricted
                        285661104 - Unrestricted

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                        (a)      Not applicable

                        (b) (X) United States Trust Company of New York, a bank as defined in Section 3(a)(6) of Act.

                        (c)      Not applicable

                        (d)      Not applicable

                        (e)      Not applicable

                        (f)      Not applicable

                        (g) (X) U.S. Trust Corporation is a parent holding company, in accordance with section 240.13d-1 (b)(1)(ii)(G).

                        (h)      Not applicable

Item 4                  (a)   Amount Beneficially Owned:
                                   44,523,652 - Restricted
                                    2,389,500 - Unrestricted

                        (b)   Percent of Class:
                                   9.56 - Restricted
                                   0.51 - Unrestricted

                        (c)   Number of shares as to which such person has:

                              (i)   sole power to vote or to direct the vote

                                    -0-

                              (ii) shared power to vote or to direct the vote See 4(a)

                              (iii) sole power to dispose or to direct the
                                    disposition of

                                    -0-

                              (iv) shared power to dispose or to direct the disposition of

                                    See 4(a)

Item 5                  Ownership of Five Percent or Less of a Class
                        --------------------------------------------

                        N/A

Item 6                  Ownership of More than Five Percent on Behalf of
                        ------------------------------------------------
                        Another Person.
                        ---------------

                        The Reporting Person is an Independent Trustee of the Issuer's Employees' Pension Plan Trust.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

                        See Items 1 and 12 of Page 2 and Item 3 herein.

Item 8                  Identification and Classification of the Members of
                        ---------------------------------------------------
                        the Group.
                        ----------

                        Not applicable

Item 9                  Notice of Dissolution of Group.
                        -------------------------------

                        Not applicable

Item 10                 Certification.  By signing below we certify that, to
                        -------------
                        the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                        Signature. After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.



Date:   February 14, 2001
        ------------------




                                    UNITED STATES TRUST COMPANY OF
                                    NEW YORK



                              By:   /s/  Joseph A. Tricarico
                                   ------------------------------------------
                                     Name:  Joseph A. Tricarico
                                     Title: Vice President and Trust Counsel


                                    U.S. TRUST CORPORATION



                              By:   /s/  Joseph A. Tricarico
                                   ------------------------------------------
                                         Joseph A. Tricarico
                                         Authorized Agent